EXHIBIT 10.47

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED BASED UPON A REQUEST

FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE

SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED

WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is made effective as of the 25th day of September, 2007 (the “Effective Date”) by and between:

Tanabe Seiyaku Co., Ltd, a legal entity duly organized and existing under the laws of Japan, having its principal office of business at 2-10, Dosho-machi 3-chome, Chuo-ku, Osaka 541-8505, Japan (“TANABE”) and;

ISTA Pharmaceuticals, Inc., a legal entity duly organized and existing under the laws of State of Delaware, U.S.A., having its principal office of business at 15295 Alton Parkway, Irvine, CA 92618, U.S.A. (“ISTA”).

WITNESSETH THAT:

WHEREAS, TANABE is an exclusive licensee, in certain countries or areas of the world, including the U.S.A., Canada and Mexico, of certain rights to pharmaceutical products containing the “Compound”(as hereinafter defined) in nasal (including intranasal) dosage forms by way of (i) an agreement entered into as of March 31, 2000 (the “TANABE-UBE License Agreement”), by and between TANABE and Ube Industries, Ltd., a Japanese corporation having its principal place of business at Seavans North Bldg. 1-2-1, Shibaura, Minato-Ku, Tokyo 105-8449, Japan (“UBE”) and (ii) an agreement entered into as of September 14, 2007 (the “TANABE-SENJU License Agreement”), by and between TANABE and SENJU Pharmaceutical Co., Ltd., a legal entity duly organized and existing under the laws of Japan, having its principal office of business at 5-8, Hiranomachi 2 chome, Chuo ku, Osaka 541-0046, Japan (“SENJU”);

WHEREAS, TANABE is the owner or the exclusive licensee under the TANABE-UBE License Agreement and TANABE-SENJU License Agreement, of certain rights, information and materials related to the Compound and/or the Product and its respective uses and commercialization in certain territory; and,

WHEREAS, TANABE desires to grant ISTA an exclusive license to develop, manufacture, have manufactured, use, offer to sell, sell, import and otherwise commercialize the Product (as hereinafter defined) in the Territory, using the rights, information or materials owned by or licensed to TANABE related therein, according to the terms and conditions set forth herein, and ISTA wishes to receive such exclusive license.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TANABE and ISTA (TANABE and ISTA collectively called “Parties” and/or individually called “Party”) hereby agree as follows:

Article 1.     Definitions

The following terms used in this Agreement shall have the meanings set forth in this Article 1, unless the context clearly requires otherwise, and the singular shall include the plural and vice versa. All terms used in this Agreement not defined in this Article 1 or otherwise defined elsewhere herein shall be afforded their generally accepted legal definitions.

1.01 “Affiliates” shall mean any entity that directly or indirectly controls, is controlled by, or is under common control with a party, as indicated herein. For purposes of this definition, “control” or “controlled” means ownership, directly or indirectly, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

1.02 “Calendar Year” shall mean any twelve-month period from January 1st through the next December 31st.

1.03 “Compound” shall mean [                    *                    ] bepotastine [            *            ] and [            *            ].

1.04 “Confidential Disclosure Agreement” shall mean the Confidential Disclosure Agreement dated [    *    ], as made, between TANABE and ISTA.

1.05 “Field” shall mean any and all pharmaceutical products in nasal (including but not limited to intranasal) dosage forms for use in the prevention or treatment of allergic rhinitis and non-allergic rhinitis, and related symptoms, in humans.

1.06 “Governmental Approval” shall mean any kind of approvals by the United States Food and Drug Administration (“U.S. FDA”) or its equivalent in the U.S., or any governmental authority in the countries of the Territory, necessary to commercialize the Product in the countries of the Territory, including, without limitation, any approvals necessary for the manufacture, distribution, and sale of Product in the Territory.

1.07 “ISTA Change in Control” shall mean: (a) the liquidation or dissolution of ISTA or the sale or other transfer by ISTA (excluding transfers to Affiliates of ISTA) of all or substantially all of its respective assets; or (b) the occurrence of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, sale or transfer of assets or other transaction, as a result of which any person or entity other than an Affiliate of ISTA (i) becomes the beneficial owner, directly or indirectly, of respective securities of ISTA representing more than fifty percent (50%) of the combined voting power with respect to the election of directors of ISTA, (ii) obtains the ability to appoint a majority of the Board of Directors of ISTA, or (iii) obtains the ability to direct the operations or management of ISTA or any successor to the business of ISTA.

1.08 “ISTA Developer” shall mean any developer appointed by ISTA who develops the Product in the Territory on behalf of ISTA.

1.09 “ISTA Manufacturer” shall mean any manufacturer appointed by ISTA who manufacturers the Product in the Territory on behalf of ISTA.

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1.10 “ISTA Marketing Agent” shall mean any agent or other party appointed by ISTA who sells, markets, distributes, promotes, and/or offers to sell the Product in the Territory on behalf of ISTA.

1.11 “MA Ratio” shall mean the fraction A / B where A is the standard unit invoice price of the Single Product and B is the standard unit invoice price of the applicable Multiple API Combination Product, each then being invoiced by ISTA at the end of the applicable Semi-Annual Period for which royalties have accrued on Net Sales of such Multiple API Combination Product pursuant to Paragraph 12.1(i), provided, however, that in no event MA Ratio shall be [        *        ].

1.12 “Multiple API Combination Product” shall mean a Product containing the Compound and one or more other active pharmaceutical ingredients (“API”), but shall not include the Steroid Combination Product.

1.13 “Net Sales” shall mean the gross invoiced amount charged by ISTA, ISTA Marketing Agent or ISTA Licensee to sell Product to Third Parties (other than ISTA Marketing Agent or ISTA Licensee) in the Territory, less (a) all normal and customary deductions of any type or nature (such as, e.g., returns, credits, refunds, discounts, allowances, rebates, chargebacks and adjustments); and (b) freight, shipping, insurance costs, customs, duties, taxes and other governmental charges and surcharges imposed upon the sale or distribution of the Product. Net Sales shall be determined in accordance with U.S. generally accepted accounting principles, applied on a basis consistent with ISTA’s annual audited financial statements, with interim Net Sales calculations in any year subject to adjustment consistent with ISTA’s audited financial statements for that year.

1.14 “Patent Rights” shall mean (a) the patents or patent applications listed in Appendix A, and any divisionals, continuations, continuations in part, re-examinations, reissues, additions or extensions with respect thereto, any patents issuing from the foregoing patent applications, and any and all foreign counterparts with respect to the foregoing, and (b) any and all other patents or patent applications which are as of the Effective Date or during the term hereof owned by TANABE or a TANABE Affiliate or licensed from a Third Party (with a right to sublicense, subject to the terms of such license) to TANABE or a TANABE Affiliate which claim or cover the Compound (and/or any enantiomers, salt forms or any other alternate or derivative forms) and/or the Product, or the manufacture or use thereof, including without limitation any improvements (e.g., formulations, manufacturing processes, etc.) to the same. Without limiting the foregoing, and for the avoidance of doubt, Patent Rights shall include the patents and patent applications licensed to TANABE under any TANABE-LICENSOR License Agreement. Notwithstanding the forgoing, “Patent Rights” shall not include any rights of TANABE under any TANABE-ISTA Joint Invention or ISTA Sole Invention. For the avoidance of doubt, ISTA shall have exclusive rights in the Territory during the term of this Agreement to any TANABE-ISTA Joint Invention or ISTA Sole Invention pursuant to Article 22.

1.15 “Product” shall mean any pharmaceutical product, in any nasal (including but not limited to intranasal) dosage forms (including any applicable delivery devices) containing the Compound as an API, [            *            ]. Without limiting the foregoing, and for the avoidance of doubt, Product shall not be limited to any particular use or indication so long as the form of administration is nasal (including intranasal), and shall include any and all distribution forms, including but not limited to brand, generic, prescription and/or over-the-counter versions of Product. As used herein, Single Product, Steroid Combination Product and Multiple API Combination Product are each a version of Product, and are included within the definition of “Product” and, as the context requires, may sometimes be collectively or individually referred to herein as a “Product”.

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1.16 “Product Launch Date” shall mean, on a country by country basis, with respect to each Product, the date of the first commercial sale of such Product by ISTA or its Marketing Agent in commercial quantities to a Third Party (other than ISTA Marketing Agent) in such country in the Territory after receiving applicable Governmental Approval in such country of such Product.

1.17 “Product Royalty Period” shall mean, on a country by country and Product by Product basis, the period from a Product Launch Date of each such Product in such country in the Territory until the date of (i) expiration of the last valid claim of a patent issued in such country included in the Patent Rights which claims such Product, or (ii) the tenth (10th) anniversary of the Product Launch Date, whichever the later, provided, however, that for the purpose of calculating Product Royalty Period, the Product Launch Date for Single Product and Steroid Combination Product shall occur only once each for Single Product and Steroid Combination Product. For the purpose of clarification, the Product Launch Date for Single Product and Steroid Combination Product shall be the date when first Single Product or Steroid Combination Product is marketed in each country regardless of subsequent commercial launches of different Single Product(s) or Steroid Combination Product(s). In contrast, for purposes of clarification, a Product Launch Date shall occur for each Multiple API Combination Product containing a different API with the Compound which shall be the date when the first Multiple API Combination Product containing such API and the Compound is marketed in each country regardless of subsequent commercial launches of different Multiple API Combination Products containing the same API and the Compound.

1.18 “Reasonable Efforts” means the employment of reasonable efforts of, and appropriate funding by, a Party consistent with the prudent exercise of business judgment which will not be less than those employed for the development, registration, launch and commercialization than those which a similarly situated pharmaceutical company would employ for its own pharmaceutical products with similar commercial potential, at a similar stage in its product life cycle, taking into account the stage of development of a compound, or in the case of a launched product, the market conditions, the competitive landscape, and other commercial and relevant factors relating to such product. Without limiting the foregoing, but by way of example, a “pharmaceutical product” as used above could include, but is not be limited to, an anti-histamine agent in nasal dosage form with similar commercial potential, and at a similar stage in its product life cycle, as the Product.

1.19 “Semi-Annual Period” shall mean each of the six (6) months periods commencing January 1st and July 1st and running through, respectively, the following June 30th and December 31st.

1.20 “Single Product” shall mean a Product with the Compound as the only API with no steroid(s) or other APIs.

1.21 “Steroid Combination Product” shall mean a Product containing the Compound with one or more of any steroids.

1.22 “TANABE Licensee” shall mean any Third Party who is granted the right now or hereafter will be granted by TANABE the right to develop, manufacture, use, offer to sell and/or sell the Product in the TANABE Territory.

1.23 “TANABE Licensor” shall mean UBE, SENJU or any other Third Party who has licensed TANABE or its Affiliates rights under any TANABE-LICENSOR License Agreement.

1.24 “TANABE-LICENSOR License Agreement” shall mean the TANABE-UBE License Agreement, TANABE-SENJU License Agreement or any other agreement pursuant to which TANABE and/or a TANABE Affiliate acquires a license to practice any rights in the Territory under any patent or patent application, or with respect to any confidential and proprietary information, materials, or data, related to the Compound [        *        ] and/or Product, or the manufacture or use thereof, including without limitation any improvements (e.g., formulations, manufacturing processes, etc.) to the same.

1.25 “TANABE Territory” shall mean any and all countries or areas throughout the world, which are not included in the Territory.

1.26 “TANABE Trademark” shall mean any trademark selected by the JSC pursuant to Paragraph 10.02 owned and/or controlled by TANABE to be registered by TANABE in the Territory for the exclusive use by ISTA in the Territory in the commercialization of the Product.

1.27 “Technical Information & Know-How” shall mean any and all confidential and proprietary information, materials, or data, owned by TANABE or TANABE’s Affiliate or licensed from a Third Party (with a right to sublicense in the Territory, subject to the terms of such license) to TANABE or TANABE Affiliate as of the Effective Date or during the term hereof, which relate to the Compound [        *        ] and/or the Product that are necessary or useful for the practice of the Patent Rights, including without limitation, the development, manufacture, use and commercialization of the Product, and obtaining Government Approval. For the avoidance of doubt, and without limiting the above, all information, materials and data related to the Compound and/or the Product and that is licensed to TANABE under any TANABE-LICENSOR License Agreement is included in the Technical Information & Know-How. All Technical Information & Know-How shall be provided by TANABE in a writing marked “confidential,” or if orally disclosed, shall be memorialized by TANABE in a writing marked “confidential” and provided to ISTA within [        *        ] of its oral disclosure.

1.28 “Territory” shall mean the United States of America, Canada, Mexico, and their respective territories or possessions. The United States of America is also abbreviated as “U.S.” or “U.S.A.”

1.29 “Third Party” shall mean any party other than TANABE, ISTA or their respective Affiliates.

1.30 “Third Party Generics” shall mean, on a Product by Product basis, a pharmaceutical product that is legally commercialized in the U.S. or such other country in the Territory by a Third Party (other than an ISTA Marketing Agent) and that the U.S. FDA or the equivalent non-U.S. governmental authority has defined as a drug product that is the ‘Pharmaceutical Equivalent’ and/or ‘Bioequivalent’ of a Product and has assigned an ‘AB’ evaluation code or equivalent rating designating such drug product as legally substitutable for such Product.

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Article 2.    Grant

2.01 TANABE hereby grants by way of sub-license and license to ISTA, and ISTA hereby accepts, an exclusive, running royalty-bearing right and license under the Patent Rights and the Technical Information & Know-How, to develop, manufacture, have manufactured, use, offer to sell, sell, import and otherwise commercialize any and all Products in the Territory. The license rights granted to ISTA hereunder shall include the right for ISTA to grant further licenses of such rights to any Third Party as provided in Paragraph 2.04. All exclusive rights and licenses granted to ISTA under this Agreement (including the licenses granted under Paragraphs 2.01 and 10.1) will be to the exclusion of all other parties, including but not limited TANABE, each TANABE Licensor, and their respective Affiliates.

2.02 In addition, the license granted to ISTA hereunder shall include the right to grant sublicenses of any and all license rights with respect to the Steroid Combination Product or the Multiple API Combination Product, subject to TANABE’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed); provided that, ISTA provides TANABE with reasonable assurance that any such sublicensee will comply with the obligations of ISTA hereunder, including financial obligations, as applicable to such sublicensee (such sublicensee appointed by ISTA and approved by TANABE hereunder shall be referred to as “ISTA Licensee”). Except as otherwise provided herein, the license rights granted to ISTA herein shall not include the right to sublicense.

2.03 (i) It is understood that [                        *                         ], and hence the license granted to ISTA hereunder as of the Effective Date [            *            ]. However, if and when ISTA desires to develop, manufacture, have manufactured, use, offer to sell, sell, import and otherwise commercialize any pharmaceutical product in nasal (including intranasal) dosage forms, [                *                ]. Upon such ISTA’s request, TANABE shall use commercially reasonable efforts to secure such rights for ISTA in the Territory under ISTA’s exclusive licenses granted herein. [                *                ]. ISTA’s license to such [                *                ] shall be subject to the conditions to be agreed upon between the Parties through a good faith negotiation based upon the conditions on the same agreed upon between TANABE and TANABE Licensor on a arms length and bona fide basis.

(ii) Further, to the extent TANABE and/or a TANABE Affiliate licenses or otherwise obtains any rights in the TANABE Territory in any patents or patent applications, or any confidential and proprietary information, materials or data, related to the Product and/or the Compound [                *                ], or the manufacture or use thereof, from Third Parties (including but not limited to any TANABE Licensees), TANABE shall use commercially reasonable efforts to secure such rights for ISTA in the Territory under ISTA’s exclusive licenses granted herein.

(iii) Notwithstanding anything herein to the contrary, the license granted to ISTA for manufacturing herein relates only to the manufacture of the Product and shall not include the right to manufacture the Compound (which right shall be retained exclusively by TANABE or TANABE Licensor in connection with TANABE’s obligation to supply the Compound exclusively

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to ISTA pursuant to Article 4); provided that, ISTA shall have the right to enforce against Third Parties in the Territory any Patent Rights and/or Technical Information &Know-How related to the manufacture of the Compound pursuant to Paragraph 21.01.

2.04 ISTA’s license granted under Paragraph 2.01 of this Agreement shall include the right to appoint ISTA Developers and ISTA Manufacturers to practice or use the Patent Rights and the Technical Information & Know How to develop and manufacture, respectively, the Product on behalf of ISTA in the Territory and ISTA Marketing Agents to sell, market, distribute, promote and/or offer to sell the Product on behalf of ISTA in the Territory. ISTA hereby acknowledges and confirms that by so appointing ISTA Developer, ISTA Manufacturer and ISTA Marketing Agent, ISTA shall not be released from any of its contractual obligations under this Agreement and that it shall remain fully responsible for the complete performance of such obligations under this Agreement. ISTA shall not appoint any (i) ISTA Developer and ISTA Manufacturer hereunder without the prior written notice to TANABE and (ii) ISTA Marketing Agent hereunder without the prior written approval of TANABE (such approval not to be unreasonably withheld, conditioned or delayed). Promptly after the Effective Date and from time to time if ISTA intends to renew, ISTA shall provide TANABE with a list of each existing and proposed ISTA Developer, ISTA Manufacturer and ISTA Marketing Agent in advance and for TANABE’s approval (in case of renewal of ISTA Marketing Agent). In case of renewal of ISTA Marketing Agent, any of such new ISTA Marketing Agent shall be deemed approved by TANABE [        *        ] after its submission, unless ISTA receives from TANABE written objections to such list within such [            *            ] period.

2.05 TANABE agrees that during the term of this Agreement, TANABE, each TANABE Licensor and their respective licensees and Affiliates, shall not, directly or indirectly (a) develop the Product for use or sale in the Territory or manufacture, use, offer to sell, market, distribute, or sell the Product in the Territory or (b) grant any license to the Patent Rights or the Technical Information & Know-How in the Territory that would entitle any Third Party to develop, manufacture, use, offer to sell, market, distribute or sell during the term of this Agreement, any Product utilizing the Patent Rights or the Technical Information & Know-How in the Territory. In the event any TANABE Licensor or any of their respective Affiliates directly or indirectly does any of the foregoing in clauses (a) or (b) above or otherwise violates ISTA’s exclusive rights hereunder in the Territory, TANABE shall be liable and accountable to ISTA for all damages, expenses and losses of ISTA arising from such actions of such TANABE Licensor.

2.06 Except with respect to ISTA and its Affiliates and ISTA Licensees concerning the Product, and except as otherwise provided herein, each of ISTA and TANABE agrees that during the term of this Agreement, such Party shall not, directly or indirectly, offer to sell, sell or market in the Field in the Territory any anti-histamine agents (including without limitation anti-histamine agents in combination with one or more other APIs) in nasal dosage form (a “Competing Product”), or authorize or license any Third Party to do any of the foregoing. Notwithstanding the foregoing, the above restriction shall not apply to (a) ISTA or its Affiliates and ISTA Licensees with respect to any Competing Product obtained by ISTA as a result of an acquisition (whether by merger, asset or stock acquisition or otherwise) of any company, business or line of product(s),or otherwise as a result of any ISTA Change in Control, so long as ISTA divests its rights in the Territory to any such Competing Product or ceases to sell and market in the Territory any such Competing Product within [        *        ] of the closing date of such acquisition or ISTA Change in Control and (b) TANABE or its Affiliates and licensees with respect to any Competing Product obtained by TANABE as a result of an acquisition (whether by merger, asset or stock acquisition or otherwise) of any company, business or line of product(s). In the event a Party breaches its obligations under this Paragraph 2.06, the other Party shall have the right to terminate this Agreement pursuant to Paragraph 24.01(i).

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2.07 As of the Product Launch Date for the first Product in any country in the Territory and at any time during the term of this Agreement thereafter, if grant of license under the Patent Right [                        *                         ] is found by mutual agreement of Parties unnecessary to develop, manufacture, have manufactured, use, offer to sell, sell, import and otherwise commercialize any and all Products in the Territory, [                        *                         ]. [                        *                         ]. For the avoidance of doubt, [                        *                         ] shall not affect the up front and milestone amounts as set forth in Article 11 and royalty percentages as set forth in Article 12.

2.08 Until [                            *                             ], TANABE shall not grant to any Third Party or shall not enter into any discussion with any Third Party to grant to such Third Party rights under the Patent Rights, the Technical Information & Know-How and the TANABE Trademark to develop, manufacture, have manufactured, use, offer to sell, sell, import and otherwise commercialize in the Territory any pharmaceutical products (including but not limited to brand, generic, prescription and/or over-the-counter products) containing the Compound [                        *                         ] as an API, whether alone or in combination with steroid(s) or other API’s, for use in the treatment of allergies and related symptoms in human, in any and all oral dosage forms, including but not limited to capsules, tablets, suspension, powders and solutions (“Oral Products”). Upon request by ISTA but prior to [                        *                         ], TANABE shall provide a written offer to ISTA containing the financial terms and other material terms, if any, whereby ISTA would acquire exclusive rights in the Oral Products in the Territory. At ISTA’s request, TANABE shall supply ISTA on a confidential basis with any and all information reasonably requested by ISTA to evaluate such Oral Products opportunity to the extent not yet disclosed to ISTA. ISTA and TANABE shall then begin discussion for acquiring exclusive rights to the Oral Products in the Territory and if the Parties fail to enter into an agreement therefor in spite of good faith discussion between the Parties within [        *        ] after the beginning of such discussion, then TANABE shall be free to enter into an agreement with the Third Party with respect to the Oral Products in the Territory on the substantially same terms set forth in the notice provided to ISTA.

Article 3.     Term

3.01 Subject to earlier termination pursuant to Article 24, the term of this Agreement shall be for the period beginning as of the Effective Date and ending, on a country-by-country and Product-by-Product basis, upon the end of the Product Royalty Period for each Product. As provided in Paragraph 24.07, the expiration of this Agreement according to this Article 3 is subject to any Paragraphs or Articles specifically designated as surviving thereafter.

3.02 Upon expiration of the term of this Agreement in any country of the Territory for a Product as provided in Paragraph 3.01, ISTA shall have a perpetual, irrevocable, fully paid-up license for the Technical Information & Know-How related to such Product in that country and shall have the right to make, have made, use, offer to sell, sell and import such Product continuously without any compensation to TANABE, provided, however, that if the term expires in one or more countries of the Territory prior to any of the others, then ISTA shall not have the right to sell such Product from such expired country into an unexpired country of the Territory without payment of royalties that accrue on Net Sales in the unexpired country in the amount that would apply in that unexpired

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country at that time according to Article 12, until and unless the term has also expired in that unexpired country. Notwithstanding anything herein to the contrary, and by way of clarification, the rights and obligations hereunder applicable during or upon earlier termination of the term hereof shall apply on a country-by-country basis in those unexpired countries of the Territory while rights and obligation hereunder applicable on and after expiration of the term hereof shall apply on a country-by-country basis in any expired country of the Territory.

3.03 In addition, upon expiration of the term of this Agreement in any country of the Territory with respect to a Product as provided in Paragraph 3.01:

(i) ISTA shall retain its exclusive license to use the TANABE Trademark in perpetuity in connection with the commercialization of such Product in that country, subject to the payment of a royalty to TANABE on Net Sales of such Product which uses the TANABE Trademark in that country at a rate (a) of [            *            ] of Net Sales of such Product of that country for [ * ] upon the expiration of this Agreement, (b) of [            *            ] of Net Sales of such Product of that country for [            *            ] upon the expiration of [            *            ] period as set forth in Section 3.03(i)(a), and (c) agreed upon by the Parties but not to exceed [            *            ] thereafter as long as ISTA uses the TANABE Trademark for the marketing of such Product in such country in the Territory; and,

(ii) With respect to each patentable invention or discovery under Article 22, ISTA and TANABE shall discuss and decide [                                *                                 ]:

(a) ISTA (including ISTA Licensees or Affiliates) desires to use, continuously and exclusively, TANABE’s share in each TANABE-ISTA Joint Invention and/or ISTA Sole Invention in that country of the Territory;

(b) TANABE (including its licensees or Affiliates) desires to use, continuously and exclusively, ISTA’s share in each TANABE-ISTA Joint Invention and/or ISTA Sole Invention in the TANABE Territory;

(c) Provided, however, that with respect to each patentable invention or discovery under Article 22, if the patent application claiming such invention or discovery fails to grant the patent in the country or area where such Party desires to use and otherwise practice, such Party shall have the right to use and otherwise practice such invention in such country or area, [            *            ]; and

(d) Provided further however, that, by way of clarification and for the avoidance of doubt, unless otherwise agreed, each of ISTA and TANABE shall continue to have their respective rights to practice after the term hereof any jointly owned inventions as provided under applicable law, and with respect thereto, neither ISTA nor TANABE shall have a duty to account for revenues or profits earned in respect of the uses and exploitation of such inventions jointly owned by such Party to the other joint owner(s).

(iii) In addition to any other rights hereunder, each Party shall continue to have the rights in such expired country under Paragraphs 6.02 and 22.04.

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Article 4.    Compound Supply to ISTA

4.01 TANABE shall exclusively supply to ISTA the Compound for use in the Development Activities (as defined in Paragraph 8.01) and for commercial manufacture of the Product in the Territory on the terms set forth in this Article 4. Promptly after the Effective Date, the Parties shall negotiate in good faith and enter into a separate supply agreement (the “Compound Supply Agreement”) with respect to TANABE’s exclusive supply of the Compound to ISTA for use in the Territory. Except as otherwise agreed in writing by the Parties, the Supply Agreement shall contain the terms set forth in this Article 4 as well as other terms mutually agreed to by the Parties.

4.02 In accordance with the terms of the Compound Supply Agreement, and only for the Development Activities done according to Article 8, ISTA shall be entitled to [            *            ] of the Compound, [            *            ], from TANABE upon the reasonable request of ISTA. The Parties shall discuss and decide the timing and delivery of the Compound supplied for Development Activities in accordance with this Paragraph 4.02.

4.03 TANABE represents to ISTA that TANABE has the exclusive right to supply the Compound to ISTA for use in the Territory. TANABE shall have, and shall cause UBE [            *            ] of the Compound to have, the U.S. FDA or other applicable governmental authority in the Territory make reference to the “Drug Master File” filed by TANABE, UBE [            *            ]. TANABE shall not, and shall cause UBE [            *            ] not to, withdraw or amend the “Drug Master File” without prior written approval of ISTA. Notwithstanding anything herein to the contrary, ISTA’s obligations under this Article 4 (and otherwise hereunder to the extent dependent upon supply of Compound) shall be subject to a timely and dependable supply of Compound to meet ISTA’s requested requirements, to the extent such requirements is properly made by ISTA in accordance with ordering procedures or otherwise to be set forth in Compound Supply Agreement. ISTA shall have the right to perform, at its expense, reasonable quality audits of the facilities of TANABE and its contract manufacturer with respect to Compound supply during the term hereof.

4.04 Subject to Paragraph 4.02, the price of the Compound supplied by TANABE to ISTA under the Compound Supply Agreement shall be [                                        *                                         ].

4.05 If at any time during the term of this Agreement, the price [            *             ] of the Compound supplied by TANABE is [            *            ] or more greater than the price [            *            ] of the Compound offered to ISTA from a Third Party, then, upon the request of ISTA in writing accompanied with the evidence for such price, TANABE shall [            *            ].

Article 5.    Product Supply for TANABE Territory

5.01 With respect to any Product for which ISTA has obtained or is developing for U.S. FDA Governmental Approval for manufacture and sale of such Product in the U.S., TANABE may request ISTA to use Reasonable Efforts to manufacture and supply such Product to TANABE for, development, marketing, sale and use solely in the TANABE Territory as provided in this Article 5. If TANABE makes such request, the Parties shall promptly negotiate in good faith and enter into a separate supply agreement (the “TANABE Product Supply Agreement”) pursuant to which ISTA would supply such Product to TANABE in the same form then supplied to ISTA in the U.S. as approved or as being developed in the U.S., for development and marketing use and sale solely in the TANABE Territory. The purchase price of such Product would be [                        *                         ].

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TANABE shall be solely responsible for obtaining, [            *            ], all rights required for commercialization by TANABE, TANABE’s Affiliates and/or TANABE Licensees of the Product in the TANABE Territory, including but not limited to intellectual property or other rights from Third Parties in connection with ISTA’s manufacture and supply and TANABE’s use and sale of Product to and in the TANABE Territory. TANABE shall indemnify, defend and hold ISTA harmless from any liabilities arising from TANABE’s failure to obtain any such Third Party’s rights. Except as otherwise agreed in writing by the Parties, the TANABE Product Supply Agreement shall contain the terms set forth in this Paragraph 5.01 as well as other terms mutually agreed to by the Parties.

5.02 If TANABE decides to manufacture the Product for the TANABE Territory by itself or by a Third Party contract manufacturer, then subject to Paragraph 22.05, ISTA shall make available to TANABE reasonable assistance to TANABE for technical support, such as data transfer and technology transfer until TANABE or its contract manufacturer can reproduced the Product on a similar scale as ISTA’s manufacturing source. If the technical support includes head-count (such as sending ISTA’s or ISTA’s contractors’ personnel), TANABE shall be responsible for the costs and expenses related thereto.

Article 6.    Technical Information & Know-How

6.01 Promptly after the Effective Date, TANABE agrees to provide ISTA with any Technical Information & Know-How already translated into the English language. During the term of this Agreement, TANABE agrees to continue to provide ISTA with any additional Technical Information & Know-How, promptly after TANABE’s receipt thereof. By way of clarification and for the avoidance of doubt, TANABE shall have no obligation hereunder to develop any Technical Information & Know-How after the Effective Date and during the term hereof. Excluded from the delivery obligations of this Paragraph 6.01 will be any material that TANABE is required by a contractual obligation with a Third Party (other than a TANABE Licensor or an Affiliate of TANABE or a TANABE Licensor) to keep confidential; provided that, if requested by ISTA, TANABE shall ask the Third Party for permission to disclose such material to ISTA. ISTA will conduct any additional translations of the Technical Information & Know-How provided pursuant to this Paragraph 6.01 at its own expense. ISTA shall not use the Technical Information & Know-How provided to it by TANABE under this Agreement for any other reason than the exercise of ISTA’s rights under this Agreement for the term of this Agreement and, as allowed, thereafter. TANABE makes no warranties or representations that the Technical Information & Know-How will be accepted by any governmental authority for granting the Governmental Approval anywhere in the Territory.

6.02 TANABE may freely use or have TANABE Licensees, TANABE’s Affiliates, or TANABE Licensors , use, [            *            ], improvements in or additions to the Technical Information & Know-How made by ISTA under this Agreement for any purpose in any countries in the TANABE Territory. Provided, however, that if such an improvement or addition is a patentable new invention or discovery, it shall be subject to the terms of Article 22. ISTA may freely use or have its Affiliates and ISTA Developers, ISTA Manufacturers, and ISTA Marketing Agents use, [            *            ], all improvements in or additions to the Technical Information & Know-How made by TANABE under this Agreement in the Territory. Provided, however, that if such an improvement or addition is patentable new invention or discovery, it shall be subject to Article 22.

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Article 7.     Joint Steering Committee

7.01 Promptly after the Effective Date, ISTA and TANABE shall form a Joint Steering Committee (the “JSC”) to review and approve certain matters as expressly provided herein (such as, for example, Product Development Plans and Schedules pursuant to Paragraph 8.02 and Product [            *            ] Forecasts pursuant to Paragraph 9.05) and to otherwise oversee strategy related to the development and commercialization of the Product in the Territory. The JSC shall consist of an equal number of representatives of each of ISTA and TANABE with each Party having [            *            ] designated JSC representatives, unless otherwise agreed in writing by the Parties. Each Party shall bear its own costs of participating in the JSC. Each Party shall notify the other Party in writing of its initial representatives within [            *            ] after the Effective Date. Any change by a Party of its representative(s) to the JSC may be made by written notice to the other Party.

7.02 The JSC shall meet from time to time as the JSC shall determine but no less than [            *            ], unless mutually agreed otherwise by the Parties. Each Party may have representatives in addition to its designated JSC representatives attend any and all JSC meetings in a non-voting capacity.

7.03 The JSC shall have no power or authority to amend this Agreement or to otherwise change any of the responsibilities or obligations of a Party under this Agreement, except as expressly set forth herein. Each Party shall cause its designated JSC representatives to exercise their powers in full compliance with all applicable laws and in accordance with this Agreement.

7.04 ISTA shall have the right to have representatives from ISTA Licensee’s to participate in the JSC with prior written approval of TANABE, such approval not to be unreasonably withheld, conditioned or delayed. Such representatives shall have a right to offer their own opinion, but shall not have a right to vote in the meeting of the JSC.

7.05 Each member of the JSC will be entitled to [    *    ] vote and all decisions of the JSC shall be by a [    *    ] vote in favor of such decision; provided that any matter that cannot be resolved by a [    *    ]vote after a good faith attempt and discussion of the JSC shall be referred to the Parties’ CEO/President, and provided, further that in case no consensus can be reached within [    *    ] at this level, the final decision shall be made by [    *    ] in its discretion, after taking into due consideration the opinion and remarks of [    *    ]. Notwithstanding the foregoing, on and after an ISTA Change of Control, any matter that cannot be resolved by [    *    ]vote of the JSC shall be resolved by [            *            ].

Article 8.     Development Activities and Governmental Approvals

8.01 ISTA shall be responsible, [            *            ], for all pre-clinical development, clinical development, regulatory duties, regulatory activities, and any other development required in the Territory for manufacture or sale of the Product for ISTA’s behalf in the Territory (“Development Activities”). ISTA shall have discretion concerning the timing and scope of the Development Activities performed hereunder. [                                *                                 ]. Notwithstanding the foregoing, ISTA may not [            *            ] (i) conduct Development Activities concerning a Multiple API Combination Product during the term of this Agreement or (ii) file with the U.S. FDA or other governmental authority a supplemental NDA or other Governmental Approval seeking approval to market any generic or over-the-counter version of a Product until [            *            ].

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8.02 ISTA shall prepare and submit to the JSC for its approval a development plan and schedule for Development Activities (“Development Plan and Schedule”) for each Product (i.e., the Single Product, the Steroid Combination Product and the Multiple API Combination Product), ISTA wishes to develop hereunder. After the JSC has approved the initial Development Plan and Schedule for a Product, ISTA shall update such Development Plan and Schedule at least once each Calendar Year, and more often as ISTA may deem necessary to appropriately accommodate any medical, scientific, regulatory or other changes. ISTA shall submit each updated Development Plan and Schedule to the JSC for its review and approval. Any Development Plan and Schedule submitted by ISTA to the JSC for its review and approval shall be deemed approved by the JSC [            *            ] after its submission, unless ISTA receives from the JSC written objections to such Development Plan and Schedule within such [            *            ] period. Notwithstanding the forgoing, prior to the Effective Date, ISTA has provided to TANABE a Development Plan and Schedule for the Single Product in the U.S. (the “Single Product Development Plan and Schedule”). ISTA and TANABE each hereby approve the Single Product Development Plan and Schedule as provided by ISTA to TANABE, subject to JSC approval as provided below. Promptly after the Effective Date, ISTA shall submit to the JSC the Single Product Development Plan and Schedule for the JSC’s review and approval.

8.03 ISTA shall use Reasonable Efforts to conduct, at its own expenses and responsibility, the Development Activities in accordance with the applicable Development Plan and Schedule for a Product, and shall use Reasonable Efforts to secure and maintain Governmental Approval as may be necessary with respect to the sale of such Product. Governmental Approval shall be in ISTA’s name and owned by ISTA, under its own expenses and responsibility. Provided, however, that nothing herein shall constitute a guarantee or warranty by either Party to the other Party that ISTA will obtain any Governmental Approval or that it will have any degree of success in the development or commercialization of the Product in the Territory.

8.04 Notwithstanding Paragraph 8.03, ISTA may have ISTA Licensee own or otherwise hold the Governmental Approvals for Steroid Combination Product or Multiple API Combination Product with prior written notice to TANABE. In such case, obligations of ISTA as a holder of the Governmental Approvals hereunder shall be regarded as also obligations of such ISTA Licensee with regard to such Steroid Combination Product or Multiple API Combination Product and ISTA provides TANABE reasonable assurance that any such ISTA Licensee shall comply with such obligations. In such event, ISTA may transfer the Governmental Approvals of Single Product to such ISTA Licensee, subject to TANABE’s prior written approval which will not be unreasonably withheld.

8.05 Prior to the first administration of the Product in the Territory to a human in accordance with this Agreement, and for a period during the development and commercialization of the Product by ISTA, ISTA shall obtain and/or maintain, at its sole cost and responsibility, product liability insurance in an amount known in the pharmaceutical industry to be reasonably sufficient to meaningfully protect TANABE consistent with ISTA’s indemnification obligations hereunder. Such product liability insurance shall insure against all liability for personal injury, physical injury and property damage, subject to the scope and limits customarily required of such insurance. ISTA shall, upon request by TANABE, provide TANABE with a certificate of insurance evidencing such insurance as mentioned herein. The absence of TANABE to request evidence of such insurance shall in no way be construed as a waiver of ISTA’s obligation to provide the insurance specified herein.

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8.06 Notwithstanding anything else to the contrary stated herein, in the event that Development Activities in accordance with the applicable Development Plan and Schedule are delayed by [            *            ] or more, at TANABE’s request, ISTA shall promptly provide TANABE with an explanation as to the reason(s) for such delay and potential remedies. Thereafter, the Parties, based on ISTA’s explanation and potential remedies, shall discuss in good faith matters to resolve or minimize such delays. Notwithstanding the foregoing, if (i) such delays are solely due to the complete omission and gross negligence of ISTA, (ii) such delays are likely to have a material adverse impact on the Product’s commercial potential and (iii) the Parties fail to reach agreement within a reasonable period after good faith negotiations, then TANABE shall have the right to terminate this Agreement pursuant to Paragraph 24.01(i) as a result of such delays or convert ISTA’s license rights hereunder to a non-exclusive license on terms to be mutually agreed with ISTA.

8.07 From time to time during the term of this Agreement and upon the request of JSC, ISTA shall provide JSC with the written report concerning the progress of Development Activities and procedure of obtaining the Governmental Approval. Further ISTA shall promptly notify JSC upon obtaining the Governmental Approval.

8.08 Upon the request of TANABE, ISTA shall provide TANABE with copies of: the study report of each Product clinical study conducted by ISTA, the protocol thereof, ISTA’s manufacturing record of the Product, the dossier of Investigational New Drug Application (“IND”) and the New Drug Application (“NDA”) of the Product submitted to U.S. FDA for obtaining the Governmental Approval and the certificate of Governmental Approval. ISTA agrees and acknowledges that TANABE, TANABE licensees and TANABE Affiliates shall have the right to access, use and reference such copies of such documents for the sole purpose of development, manufacture, obtaining the governmental approval and sale of the Product in the Field in the TANABE Territory, [            *            ].

Article 9.    Marketing

9.01 Within [            *            ] of obtaining U.S. FDA Governmental Approval for manufacture and sale of the Product, ISTA shall use Reasonable Efforts to launch, promote, and sell the Product in the U.S.

9.02 ISTA shall furnish TANABE with a copy of the package inserts of the Product prepared for use in the Territory, and thereafter, any revised version thereof.

9.03 ISTA shall prepare, at its own costs and expenses, appropriate marketing, advertising and promotional material for the Product in the Territory. ISTA shall furnish TANABE with those materials for TANABE’s review.

9.04 TANABE’s name and reference to TANABE as licensor shall appear on all Product labels, package insert, out packaging, brochures, marketing, advertising and promotional materials to be used by ISTA for the marketing and sale of the Product in the Territory, in equal size to those of ISTA, to the extent reasonably practicable and permitted by applicable law, including but not limited to U.S. FDA or other applicable governmental agency.

9.05 Within [            *            ] after U.S. FDA acceptance of the filing of the initial NDA for each of the Single Product, the Steroid Combination Product or the Multiple API Combination Product, ISTA shall submit to the JSC for its review and approval a sales forecast for such Product (the “[            *            ] Forecast”) providing ISTA’s non-binding projection of Net Sales for the first [            *            ] after the Calendar Year in which the Product Launch Date for such Product in the U.S. is

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projected to occur. Thereafter, ISTA shall submit to the JSC for its review and approval within [            *            ] after the beginning of the first Calendar Year after the Calendar Year in which the Product Launch Date for such Product in the U.S. occurs, and each Calendar Year thereafter on a rolling basis, an updated [            *            ] Forecast for such Product providing ISTA’s non-binding projection of Net Sales for the then next proceeding [            *            ]. Notwithstanding the foregoing, should ISTA’s actual Net Sales of the Single Product, the Steroid Combination Product or the Multiple API Combination Product, as applicable, after the Product Launch Date of such Product in the U.S. be far below the then existing [            *            ] Forecast for such Product approved by the JSC hereunder due to the occurrence of an unexpected event, a material change in the market or the Product’s prospects (e.g. introduction of Third Party Generics, etc.), ISTA may submit to the JSC for its review and approval updated [            *            ] Forecasts more frequently than as provided above. Any [            *            ] Forecast submitted by ISTA to the JSC for its review and approval shall be deemed approved by the JSC [            *            ] after its submission, unless ISTA receives from the JSC written objections to such [            *            ] Forecast within such [            *            ] period. If after an ISTA Change in Control, consensus is not reached by the JSC or the Parties concerning any [            *            ] Forecast after a good faith attempt and discussion (not to exceed [            *            ]), then, at the option of either Party, the matter will be referred to an independent market research agent, which is reasonably acceptable to each Party. Such independent market research agent shall prepare a revised [            *            ] Forecast taking into consideration current market conditions, competitive products, the Product’s prospects and other relevant factors. Such revised [            *            ] Forecast prepared by the independent market research agent shall supercede the then existing [            *            ] Forecast and shall be the basis for calculation of any Additional Royalty Amount until a new [            *            ] Forecast is adopted pursuant to this Paragraph 9.05. The costs of such independent market research agent shall be borne equally by the Parties.

Article 10.     TANABE Trademark

10.01 Subject to the payment of any royalties due and owing pursuant to Paragraph 3.03 (i) and the other terms of this Agreement, TANABE hereby grants to ISTA an exclusive right and license to use the TANABE Trademark in connection with ISTA’s exercise of its Product license rights granted under Article 2, including but not limited to the license rights to manufacture, use, offer to sell, sell, import and otherwise commercialize the Product in the Territory. The foregoing license to the TANABE Trademark shall include a right to sublicense to ISTA Licensee, if any.

10.02 The Parties agree that the trademark to be used for the brand version of the Product for marketing and sale in the Territory shall be selected by the JSC pursuant to this Paragraph 10.02. When requested by the JSC, TANABE shall submit to the JSC, a list of trademarks owned by TANABE and available in the Territory that, if available, corresponds to trademarks TANABE has registered in Japan. The JSC shall select one or more trademarks for the Product from TANABE’s list or independently, after consultation with TANABE and ISTA. The trademark(s) so selected by the JSC shall be deemed the “TANABE Trademark” and shall be owned by TANABE, subject to ISTA’s license rights hereunder.

10.03 Promptly after selection of the TANABE Trademark by the JSC, TANABE, [            *            ], shall file to obtain registration of the TANABE Trademark in each country of the Territory if such TANABE Trademark is not filed and/or registered therein, and thereafter shall maintain the TANABE Trademark in the Territory.

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10.04 ISTA agrees that in using the TANABE Trademark upon the Product, except as the exclusive licensee of the TANABE Trademark in the Territory, ISTA will not represent in any way that it has any right or title to the ownership of TANABE Trademark or the registration thereof, and the registration will remain in the ownership of TANABE.

[Intentionally Left Blank]

Article 11.    Up Front and Milestone Payments

11.01 In consideration of and exchange for the exclusive rights granted to ISTA under this Agreement, and subject to the terms hereof, ISTA shall, during the term of this Agreement, pay TANABE the upfront payment and development milestone payments for Single Product, Steroid Combination Product and Multiple API Combination Product as follows:

Up Front Payment

Event:	Amount of Payment:
[ * ]	[ * ]

Development Milestone Payments

Single Product:

Event:	Amount of Payment:
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

Steroid Combination Product:

Event:	Amount of Payment:
[ * ]	[ * ]
[ * ]	[ * ]

Multiple API Combination Product

Event:	Amount of Payment:
[ * ]	[ * ]
[ * ]	[ * ]

11.02 Unless otherwise provided herein, no milestone payments to TANABE under this Agreement shall be refundable in whole or in part, except in the case of overpayment. [                *                ]. Each milestone payment shall be due and payable in full by ISTA within [ * ] of completion of the applicable milestone, even if this Agreement is terminated after such milestone so long as such milestone is completed prior to the date of the applicable termination notice.

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Article 12.    Royalties

12.01 In consideration of and in exchange for the exclusive rights granted to ISTA under this Agreement, and subject to the terms hereof, ISTA shall pay TANABE as running royalties on a country-by-country basis during the term of the Agreement set forth in Article 3 as follows:

(i) For the Product Royalty Period with respect to a Product in a country of the Territory, ISTA shall pay TANABE running royalties for each Semi-Annual Period for which there are Net Sales of such Product in that country [ * ]:

Single Product

[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

Steroid Combination Product

[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

Multiple API Combination Product

[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

(ii) [                                        *                                         ].

(iii) Notwithstanding Subparagraph (i) above, each of the applicable royalty rates set forth in Subparagraph (i) above shall be [ * ], on a Product by Product basis, as applied to Net Sales of any Product in any country in which Third Party Generics of such Product comprise [ * ] or more of the total units sold in such country of Product (excluding units, if any, of generic versions (i.e., legally substitutable versions) of such Product sold by ISTA or its Marketing Agent) and Third Party Generics. The foregoing royalty rate adjustment shall be made in each instance based on IMS data (or other data mutually agreed to by the Parties) for the latest completed Semi-Annual Period and the reduced royalty rate shall apply to applicable Net Sales arising during such Semi-Annual Period and thereafter. Any reduction of a royalty rate pursuant to this Subparagraph (iii) shall continue through the term of this Agreement regardless of the number of units of Third Party Generics sold thereafter.

12.02 For the purpose of clarification, with respect to the Single Product, Steroid Combination Product and the Multiple API Combination Product, different countries in the Territory may be subject to different royalty rates under Paragraphs 12.01(i) and (iii) at the same time during the term of this Agreement (or no royalty at all if this Agreement expires as to a country in the Territory pursuant to Article 3).

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12.03 No multiple running royalty will be payable even if the Product, its manufacture, use or sale, are or will be covered by more than one claim or patent.

12.04 Unless otherwise expressly provided herein, no royalty payment to TANABE under this Agreement shall be refundable in whole or in part except for the case of overpayment.

12.05 Each royalty payment shall be due and payable by ISTA within [            *            ] of completion of the applicable Semi-Annual Period in which Net Sales occurs. All royalty payments shall include a report of the actual amounts of units of Single Product, Steroid Combination Product and Multiple API Combination Product sold, as applicable, by country, and the Net Sales calculation (including, as applicable, the gross sales of the Single Product, Steroid Combination Product and Multiple API Combination Product, as applicable, by country).

Article 13.    Additional Annual Royalty Amount

13.01 With respect to each of the Single Product, the Steroid Combination Product and the Multiple API Combination Product, for each full Calendar Year during the term of this Agreement, starting with the Calendar Year following the Calendar Year in which the Product Launch Date of such Product in the U.S. occurs, ISTA shall pay TANABE, in addition to the royalties accrued on Net Sales of such Product for such Calendar Year under Article 12, the “Additional Annual Royalty Amount” (as defined below) if actual Net Sales of such Product for such Calendar Year are [            *            ] of the Net Sales of such Product projected for such Calendar Year in the most recent [            *            ] Forecast of such Product approved by the JSC (the “Annual Minimum Sales Projection”). As defined herein, the “Additional Annual Royalty Amount” shall mean an amount equal to [            *            ] of the royalty that would have accrued on the difference between the Annual Minimum Sales Projection of such Product and actual Net Sales of such Product for such Calendar Year assuming such difference had been sold in such Calendar Year. ISTA shall pay TANABE any Additional Annual Royalty Amount due for any Calendar Year as provided by this Paragraph 13.01 within [            *            ] after the end of such Calendar Year with the royalty payment payable pursuant to Paragraph 12.05. Notwithstanding anything herein to the contrary, payment by ISTA of any Additional Annual Royalty Amount due and owing hereunder with respect to a Product shall cure in all respects any alleged failure hereunder by ISTA to use Reasonable Efforts to market, sell or otherwise commercialize such Product.

13.02 Subject to Article 9 (including but not limited to any [        *        ] Forecast adjustment as provided therein), the Additional Annual Royalty Amount shall apply [            *            ], using the appropriate royalty [        *        ] as determined by Article 12, including applicable adjustments under Paragraph 12.01(iii).

Article 14.    Status Updates and Meetings

14.01 In an effort to facilitate this Agreement, ISTA shall periodically update TANABE as to the status of its efforts and obligations herein. In the event ISTA encounters a significant problem or delay, it shall immediately notify TANABE of this fact with the reasons therefor to the extent known to ISTA at the time of such notification. Thereafter, if necessary, the Parties shall meet and discuss a solution or plan of action.

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Article 15.    Sales and Product Records

15.01 ISTA shall make and keep true and accurate records of its purchase and sales of the Product. TANABE shall have the right to inspect the records prepared and kept in accordance with this Paragraph 15.01. Such an inspection shall be carried out by a certified public accountant designated by TANABE, and reasonably acceptable to ISTA, on a confidential basis, for the sole purpose of verifying the accuracy of ISTA royalty payments for all or any portion of a period not exceeding [            *            ] prior to the end of the Semi-Annual Period of the last running royalty payment. Such an inspection shall be carried out during usual business hours at ISTA’s appropriate facility. The fees and expenses of the accountants performing such inspection shall be borne by TANABE, unless any amount actually due exceeds [            *            ] or more of amounts reported, in which case ISTA shall bear the costs and expenses of such inspection.

15.02 ISTA shall not have any obligation to keep the records kept pursuant to this Article 15 for more than [            *            ] from the end of each applicable Calendar Year of the given running royalty payments.

Article 16.    Method of Payments

16.01 Any payment from ISTA to TANABE under this Agreement shall be remitted to the bank account designated by TANABE in United States dollar currency, except for the payment for the Compound, which shall be payable in Japanese Yen as set forth in Paragraph 4.04, by means of a wire transfer, for which ISTA will pay any commission fees and associated costs. For conversion of foreign currency to U.S. dollars for any purposes hereunder, the conversion method and rate shall be the conversion method and rate used by ISTA to convert the applicable Net Sales into U.S. dollars for purposes of preparation of ISTA’s financial statements, such conversion to be calculated in accordance with U.S. generally accepted accounting principles, applied on a basis consistent with ISTA’s annual audited financial statements, with interim Net Sales calculations in any year subject to adjustment consistent with ISTA’s annual financial statements for that year.

16.02 TANABE and ISTA shall take any necessary and reasonable steps so that payments made under this Agreement are in accordance with any applicable Conventions for Avoiding Double Taxation between Japan and the countries in the Territory. Notwithstanding the foregoing, if applicable law or regulation of any country in the Territory require the withholding by ISTA of income taxes owed by TANABE on account of royalties or other payments accruing under this Agreement, such taxes shall be deducted on a country-by-country basis by ISTA from such remittable royalty or other payment and will be paid by it to the proper taxing authority. Proof of payment shall be secured and sent to TANABE as evidence of such payment.

Article 17.    Pharmacovigilance

17.01 ISTA shall be responsible, at its expense, for all pharmacovigilance in the Territory with respect to the Product and for compliance with all applicable laws, regulations and requirements in connection therewith, and TANABE shall be responsible, at its expense, for all pharmacovigilance with respect to the Product in the TANABE Territory and for compliance with all applicable laws, regulations and requirements in connection therewith.

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17.02 Following the Effective Date, [                    *                    ], the Parties shall negotiate in good faith and execute a mutually acceptable pharmacovigilance agreement with respect to the Product consistent with the allocation of responsibilities described in Paragraph 17.01 above (or as otherwise mutually agreed). Unless otherwise mutually agreed, the Parties’ pharmacovigilance agreement shall cover the exchange of safety information (including but not limited to safety data received by each Party’s Affiliates and licensees with respect to the Product) and appropriate management of pharmacovigilance activities with respect to the Product to fulfill regulatory reporting obligations, respectively, of ISTA in the Territory and of TANABE in the TANABE Territory. In accordance with the Parties’ pharmacovigilance agreement, TANABE, at its expense, shall create and maintain a Product safety database which will cross-reference the safety information of the Product occurring anywhere in the world. For no additional consideration, TANABE shall grant ISTA reasonable access to this safety database.

Article 18.    Confidentiality

18.01 Each Party undertakes to keep confidential all of the information and reports, materials, data and results of the investigation and so on regarding the Compound and/or the Product which is/are received from or provided by the other Party under this Agreement and/or the Confidential Disclosure Agreement, and is/are marked or otherwise indicated that the same is/are confidential nature (hereinafter collectively called “Information” in this Article 18), provided, however, that such Information as itemized below shall be excluded from this confidentiality obligation:

(i) Information which was at the time of disclosure in the public domain,

(ii) Information which after the time of disclosure became a part of the public domain, through no fault or act of omission by the recipient Party,

(iii) Information which was at the time of disclosure lawfully in the recipient’s possession on a non-confidential basis,

(iv) Information received from any Third Party who has no obligation to keep the Information confidential against any of Parties hereto,

(v) Information which both Parties hereto agree in writing to disclose to a Third Party under no confidentiality obligation or to make the same public, or

(vi) Information that is independently developed by the recipient Party without actual knowledge and use of the Information.

Provided, further, that the recipient Party shall have competent proof for proving the fact that the Information in question falls into the category of either one of the items herein above.

18.02 Notwithstanding the provisions of this Article 18, ISTA may disclose the Information disclosed by TANABE to ISTA’s Affiliates, ISTA Licensees, ISTA Developers, ISTA Manufacturers, and ISTA Marketing Agents, and ISTA’s and their respective officers, employees, consultants or contract workers, engaging in any activity for the development or commercialization of the Product including clinical studies and other activities for obtaining the Governmental Approval in the Territory and contract manufacturing of the Product without TANABE’s prior approval, or for obtaining patent rights in accordance with Article 22, so far as the disclosure is necessary for their performance of such activity, provided, however, that ISTA shall take any adequate measure to cause

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

such persons to keep the Information disclosed confidential under no less restrictive conditions than those provided in this Article 18. Notwithstanding the provision of this Article 18, TANABE may disclose the Information disclosed by ISTA including the Information from ISTA’s Affiliates, ISTA Developer, ISTA Manufacturer, and ISTA Marketing Agent to TANABE Licensees and TANABE Affiliates and TANABE’s and their respective officers, employees, consultants or contract workers engaging in any activity for the commercialization of the Product in the TANABE Territory, including clinical studies and other activities for obtaining the governmental approval in the TANABE Territory or for obtaining patent rights in accordance with Article 22, so far as the disclosure is necessary for their performance of such activity, provided, however, that TANABE shall take any adequate measure to cause them to keep the Information disclosed confidential under the same conditions provided in this Article 18, and, provided further however, that TANABE shall, at ISTA’s request and TANABE’s agreement thereon, enter into a confidentiality agreement directly with ISTA’s Affiliates, ISTA Developer, ISTA Manufacturer, and ISTA Marketing Agent with respect to such party’s Information and if requested by such party, and TANABE shall not disclose or use such party’s Information except as permitted by such party.

18.03 Notwithstanding anything else to the contrary stated herein, ISTA agrees and acknowledges that TANABE shall have a right to disclose any and all part of this Agreement to UBE or SENJU, subject to the confidentiality obligations contained in this Article 18.

18.04 Notwithstanding this Article 18, a Party (a “disclosing Party”) may disclose the Information of the other Party (the “nondisclosing Party”) in response to a valid order of a court or any governmental agency or regulatory body or as otherwise required by law or regulation or the requirements of the exchange or listing body on which a disclosing Party’s securities are listed; provided that, the disclosing Party shall notify in advance the non-disclosing Party of such requirement so that the non-disclosing Party may seek a protective order or other appropriate remedy; and provided further that, in the event that no such protective order or other remedy is obtained, then the disclosing Party will furnish only that portion of the nondisclosing Party’s Information which it is advised by counsel it is legally required to furnish and will exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded the Information so furnished.

Article 19.    Publication

19.01 ISTA shall not, nor shall it authorize Affiliates of ISTA, ISTA Developer, ISTA Manufacturer, ISTA Marketing Agent and any ISTA Licensees to, submit for written or oral publication any manuscript, abstract or the like which includes data or other information relating to the Product or the Compound without first obtaining the prior written approval of TANABE (which shall not be unreasonably withheld, delayed or conditioned). TANABE shall not, nor shall it permit TANABE Licensee or TANABE Affiliate to, submit for written or oral publication any manuscript or the like which includes ISTA proprietary information without first obtaining the prior written approval of ISTA, which shall not be unreasonably withheld.

19.02 Neither Party shall use the name of the other Party in any publicity or advertising without the prior written approval of an authorized representative of that other Party.

19.03 Except as permitted hereby, each Party agrees not to issue any public statement, press release or other disclosure to a Third Party concerning the existence of or terms of this Agreement, without first obtaining the prior written approval of the other Party and agreement upon the nature and text of such announcement or disclosure, provided however that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to law or governmental regulation or pursuant to the rules of any recognized stock exchange or related body. The Party desiring to make such public announcement or other disclosure shall, to the extent practicable, inform the other Party of the proposed announcement or disclosure in reasonably sufficient time (but at least ten (10) days) prior to public release and provide a summary of background information thereof on or prior thereto, and shall provide the other Party with a written copy thereof, in order to allow such other Party a reasonable opportunity to review and comment upon such announcement or disclosure. This timeline of providing proposed announcement and background information shall not apply to the public announcement regarding adverse event of the Product or any disclosure required by law, governmental regulation or pursuant to the rules of any recognized stock exchange or related body.

Article 20.    Indemnification

20.01 ISTA shall, subject to Paragraph 20.02 hereof, defend, indemnify and hold TANABE and its directors, officers, shareholders, employees, consultants, contract workers, and their respective successors and assigns, harmless from and against any lawsuit, claims, loss, damages or expenses (including attorney’s fees) arising against TANABE resulting from (i) the activities by or on behalf of ISTA, ISTA’s Affiliates, ISTA Developer, ISTA Manufacturer, ISTA Marketing Agent and ISTA Licensees under this Agreement except to the extent attributable to the manufacturing the Compound by or on behalf of TANABE, in which case TANABE will be responsible for such liabilities, loss, damages or expenses, and subject to Article 21 or (ii) any breach by ISTA of its obligations hereunder.

20.02 TANABE shall, subject to Paragraph 20.01 hereof, defend, indemnify and hold ISTA and its directors, officers, shareholders, employees, consultants, contract workers, and their respective successors and assigns, harmless from and against any lawsuit, claims, loss, damages or expenses (including attorney’s fees) arising against ISTA resulting from (i) the manufacturing of the Compound by or on behalf of TANABE, (ii) any breach by TANABE of its obligations hereunder or (iii) activities of TANABE, its Affiliates or TANABE Licensees related to the Product or Compound in the TANABE Territory.

Article 21.    Third Party Infringement

21.01 In the event that TANABE or ISTA learns of or suspects any infringement or other violation of the Patent Rights, the Technical Information and Know-How, and/or the TANABE Trademark by any Third Party in the Territory; it shall promptly notify the other Party. Thereafter, ISTA shall have the first option, but not the obligation, to litigate or settle such matter at its costs and TANABE shall have the second option, but not the obligation, to litigate or settle such matter at its costs if ISTA fails to do so. TANABE shall assist ISTA as reasonably requested in taking any such actions against any such infringer. In the event that TANABE is joined as a party, TANABE may retain counsel to protect its interests at TANABE’s expense. Neither Party shall settle any matter without the consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned) if such settlement would either impair such Party’s rights hereunder or impose additional obligations on such Party. Any amount recovered as a result of any action taken by ISTA or TANABE hereunder shall be first applied to reimbursing the Party taking such action for its out-of-pocket expenses, and then to reimbursing the other Party for its out-of-pocket expenses, if any. The remainder, if any, shall be retained by the Party taking such action, provided however, that if ISTA takes such action, and receives a monetary award then TANABE shall be entitled to receive a percentage of such monetary award equal to the then existing applicable royalty [    *    ] as provided under Article 12.

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21.02 In the event of a claim or suit made by Third Party against TANABE and/or ISTA for patent or trademark infringement in the Territory involving ISTA’s (i) manufacture, use, sale, distribution or marketing of the Product as described in the Patent Rights or the Technical Information & Know-How, (ii) use of the formulation (including the future formulation) which TANABE uses in TANABE Territory or (iii) use of the TANABE Trademark, then the Party sued shall promptly notify the other Party in writing thereof.

In this case, the following shall apply:

(i) ISTA shall have sole responsibility to defend such claim or suit made by Third Party. TANABE may, at its option, decide whether or not TANABE is involved in the defense, provided, however, that regardless of whether TANABE decides to participate in the defense, it shall pay those litigation costs specified in Paragraph 21.02(ii) below. TANABE shall cooperate in the defense to the extent that TANABE shall provide any and all documents requested by ISTA to substantiate the patent.

(ii) ISTA and TANABE shall share [        *        ] the damages or amounts awarded or paid to the Third Party, and all litigation costs and attorney fees as a result of the suit or settlement thereof. However, TANABE’s liability for any suit or claim shall not exceed [            *            ] by the time of resolution of the suit or settlement under Article 11; and provided further, that TANABE’s total liability for all suits and claims under this Paragraph 21.02 shall not exceed [            *            ].

(iii) For the purpose of clarification, TANABE shall not have any responsibility or liability to ISTA for the payments of running royalties to a Third Party resulting from a suit or claim arising under this Paragraph 21.02.

21.03 In the event of a claim or suit made by Third Party against TANABE and/or ISTA for infringement in the Territory involving ISTA’s (i) manufacture, use, sale, distribution or marketing of the Product contrary to the Patent Rights and Technical Information and Know-How, or (ii) use of a formulation which ISTA develops by itself, the Party sued shall promptly notify the other Party in writing thereof. In this case, ISTA shall settle or defend the claim or suit under the sole cost and responsibility of ISTA with its total monetary obligation, and shall indemnify and hold harmless TANABE, TANABE Affiliates and TANABE Licensees from such claim or suit.

21.04 For the purpose of clarification, and except as otherwise provided in this Agreement, TANABE makes no warranties or guarantees, express or implied, that the Product, the materials comprising the Product, the Patent Rights, or use of the Technical Information & Know-How and the TANABE Trademark do not infringe upon the intellectual property rights of a Third Party in the Territory.

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Article 22.    New Invention or Discovery

22.01 In the event that TANABE (including TANABE Licensees and TANABE Affiliates) and ISTA (including ISTA Affiliates, ISTA Developer, ISTA Manufacturer, and ISTA Marketing Agent) will jointly make, conceive, reduce into practice or generate any invention, discovery or know-how related to the Product in the course or as a result of their activities undertaken pursuant to this Agreement (hereinafter called “TANABE-ISTA Joint Invention”), TANABE and ISTA agree and acknowledge the following:

(i) TANABE and ISTA shall discuss, and as decided, shall file a patent application claiming TANABE-ISTA Joint Invention and maintain the granted patent jointly under TANABE’s and ISTA’s name throughout the world, and the costs and expenses for the preparation, filing, prosecution of patent application and maintenance of granted patent shall be shared [            *            ] by TANABE and ISTA, with TANABE responsible for clerical procedures of preparation, filing, prosecution of patent application and maintenance of granted patent in the TANABE Territory, and ISTA responsible for clerical procedures of preparation, filing, prosecution of patent application and maintenance of granted patent in the Territory, unless otherwise agreed between TANABE and ISTA;

(ii) ISTA shall have an exclusive right (with the right to sub-license to ISTA Licensees) to use and otherwise practice TANABE-ISTA Joint Invention in the Territory during the term of the Agreement, so long as ISTA pays a running royalty to TANABE under Article 12;

(iii) TANABE shall have an exclusive right, with the right to sub-license, [            *            ], to use and otherwise practice TANABE-ISTA Joint Invention in TANABE Territory during the term of the Agreement; and

(iv) Each Party shall not transfer, license, dispose or withdraw its share of the patent application and granted patent claiming TANABE-ISTA Joint Invention under Paragraph 22.01, without prior written approval of the other Party.

22.02 In the event that ISTA (including ISTA Affiliates, ISTA Developer, ISTA Manufacturer, and ISTA Marketing Agent) will solely make, conceive, reduce into practice or generate any invention, discovery or know-how related to the Product in the course or as a result of their activities undertaken pursuant to this Agreement (hereinafter called “ISTA Sole Invention”), TANABE and ISTA agree as following:

(i) TANABE and ISTA shall discuss, and as decided, shall file a patent application claiming ISTA Sole Invention and maintain the granted patent under TANABE and ISTA joint name throughout the world, and the costs and expenses for the preparation, filing, prosecution and maintenance of granted patent shall be paid by TANABE and ISTA [            *            ], with TANABE responsible for clerical procedures of preparation, filing, prosecution of patent application and maintenance of granted patent in the TANABE Territory and ISTA responsible for clerical procedures of preparation, filing, prosecution of patent application and maintenance of granted patent in the Territory;

(ii) ISTA shall have exclusive right (with the right to sub-license to ISTA Licensees) to use and otherwise practice ISTA Sole Invention in the Territory during the term of the Agreement, so long as ISTA pays a running royalty to TANABE under Article 12;

(iii) TANABE shall have an exclusive right, with the right to sub-license, [ * ], to use and otherwise practice ISTA Sole Invention in TANABE Territory during the term of the Agreement; and

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(iv) Each Party shall not transfer, license, dispose or withdraw the patent application and granted patent claiming ISTA Sole Invention under Paragraph 22.02 without prior written approval of the other Party.

22.03 The wording of “Joint Invention” referred in this Article 22 shall mean the invention or discovery generated from direct cooperation or communication among the Parties (including the Parties’ respective licensees and Affiliates) or the result of such cooperation and communication. Notwithstanding anything herein to the contrary, and by way of clarification, this Article 22 applies only to inventions, discoveries and know-how made, conceived, reduced into practice or generated after the Effective Date related to the Product and, for the avoidance of doubt, in no event would include Patent Rights or Technical Information & Know-How.

22.04 Notwithstanding Paragraphs 22.01(i) and 22.02(i), either Party may elect, on a country-by-country basis, not to pay its share of any costs and expenses for the preparation, filing, prosecution and maintenance of any patent applied for or issued in a county or countries claiming a TANABE-ISTA Joint Invention or ISTA Sole Invention. In such event, the Party not paying such share (the “Abandoning Party”) shall not be a joint holder of any such patent for which the Abandoning Party elects not to pay its share of the costs. For the avoidance of doubt, if such patent for which the Abandoning Party elects not to pay its share of the costs is applied for or issued in the Territory or TANABE Territory, as the case may be, then the Abandoning Party shall have exclusive right in the Territory if ISTA is the Abandoning Party, and in the TANABE Territory if TANABE is the Abandoning Party, during the term of this Agreement, and non-exclusive right thereafter in the Territory or TANABE Territory (as the case may be), to use and otherwise practice the invention claimed by such patent, against royalty payment to the non-Abandoning Party in accordance with the terms and conditions for such use which shall be determined upon the good faith discussion by the Parties (provided that, [            *            ]). With respect to such invention, if the patent application claiming such invention fails to grant the patent in the expired country in the Territory, then the Abandoning Party shall have the right to use and otherwise practice the invention in such expired country in the Territory or TANABE Territory, [            *            ].

22.05 Notwithstanding any other provision of this Agreement, including but not limited to this Article 22, ISTA shall disclose, provide and/or grant rights in any invention, intellectual property right, confidential information, or other right or information to TANABE for its benefit or the benefit of any TANABE Licensors, TANABE Licensees or TANABE Affiliates as obligated under this Agreement, only to the extent ISTA has the absolute right to do so without liability or cost to ISTA. ISTA shall use commercially reasonable efforts to secure such rights from ISTA Developers, ISTA Manufacturers and ISTA Marketing Agents but ISTA makes no guarantee that it will be able to secure such rights. Any inability of ISTA to secure such rights shall not be deemed a breach by ISTA of this Agreement or a basis for termination for breach by TANABE of this Agreement.

22.06 Notwithstanding this Article 22, but subject to each and every other provision of this Agreement, TANABE shall disclose, provide and/or grant rights in any TANABE-ISTA Joint Invention to ISTA for its benefit or the benefit of its respective licensees or Affiliates as obligated under this Agreement, only to the extent TANABE has the absolute right to do so without liability or cost to TANABE. TANABE shall use commercially reasonable efforts to secure such rights from TANABE Licensees and TANABE Affiliates but TANABE makes no guarantee that it will be able to secure such rights. Any inability of TANABE to secure such rights shall not be deemed a breach

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by TANABE of this Agreement or a basis for termination for breach by ISTA of this Agreement. Notwithstanding the foregoing, and by way of clarification and for the avoidance of doubt, this Paragraph 22.06 shall have no affect on ISTA’s rights and TANABE’s obligations hereunder except solely with respect to any TANABE-ISTA Joint Invention under this Article 22 and specifically shall in no event affect ISTA’s rights or TANABE’s obligations related to the Patent Rights, the Technical Information & Know-How or the TANABE Trademark, including but not limited to TANABE’s representations and warranties set forth in Article 23.

Article 23.    Representations and Warranties

23.01 TANABE represents, warrants and covenants that:

(i) As of the Effective Date and during the term hereof, TANABE solely owns the entire right, title and interest or has the right to license in and to the Patent Rights, Technical Information & Know-How and the TANABE Trademark in the Territory, subject only to the applicable TANABE-LICENSOR License Agreement and ISTA’s exclusive license hereunder. As of the Effective Date, TANABE has sufficient rights in the Patent Rights (including but not limited to the patents and patent applications listed on Appendix A), the Technical Information and Know-How and the TANABE Trademark to grant the exclusive licenses to ISTA in the Territory as provided herein.

(ii) The license grant to ISTA under Article 2 effectively licenses to ISTA the necessary rights owned or controlled by TANABE for ISTA to exclusively develop and commercialize the Product in the Territory and to otherwise practice the exclusive licenses granted hereunder, including but not limited to any and all rights granted to TANABE under any TANABE-LICENSOR License Agreement in and to the Patent Rights and the Technical Information & Know-How in the Territory with respect to the foregoing (which includes without limitation, any and all necessary rights of UBE, SENJU and/or such other Third Party, if any) in the Patent Rights and/or the Technical Information & Know-How.

(iii) Each TANABE-LICENSOR License Agreement is in full force and effect as of the Effective Date, and will not be terminated, amended or waived in any way that would adversely affect the exclusive rights granted to ISTA hereunder or ISTA’s full exercise of such rights, without prior written approval of ISTA. Without limiting the foregoing, the applicable TANABE-LICENSOR License Agreement exclusively licenses to TANABE all rights to nasal (including but not limited to intranasal) dosage forms and applications in the Territory under the Patent Rights and the Technical Information & Know-How held by UBE, SENJU and/or such other TANABE Licensor, if any, and such rights have been and will continue to be during the term hereof sublicensed exclusively to ISTA in the Territory with respect to the development, manufacture, use, offer for sale, sale, import and commercialization of the Product as provided herein. As of the Effective Date, the only TANABE-LICENSOR License Agreements are the TANABE-UBE License Agreement and TANABE SENJU License Agreement. TANABE shall promptly notify ISTA of any other TANABE-LICENSOR License Agreements, including but not limited to any which may affect the exclusive rights granted to ISTA hereunder or ISTA’s full exercise of such rights, entered into during the term of this Agreement.

(iv) TANABE has not granted any license or sublicense or entered into any contract with any Third Party as of the Effective Date concerning the Patent Rights and the Technical Information & Know-How or the TANABE Trademark within the Territory that prevents ISTA from exercising its exclusive rights hereunder or that prevents TANABE from performing its obligations hereunder, and TANABE will not do any of the same during the term hereof as provided in Article 3.

(v) As of the Effective Date, TANABE has not taken or failed to take any action that might result in the invalidity or unenforceability of any patent included with the Patent Rights against any Third Party.

(vi) TANABE has no information, at the Effective Date that has not been disclosed to ISTA, that the Patent Rights and Technical Information & Know-How may be subject to challenge or interference or be invalid or unenforceable. (but will provide ISTA after the Effective Date any such information promptly after it comes to TANABE’s attention).

(vii) As of the Effective Date and during the term hereof, TANABE has the full legal power, authority and right to enter into this Agreement, and to grant to ISTA the exclusive license under the Patent Rights, the Technical Information & Know-How and the TANABE Trademark and to perform its obligations under this Agreement. Upon execution and delivery by TANABE, this Agreement will constitute a valid and binding agreement of TANABE enforceable in accordance with its terms. The execution, delivery and consummation of this Agreement will not result in the breach of or give rise to cause for termination of any agreement to which TANABE may be a party and/or which relates to the Patent Rights, the Technical Information & Know-How and the TANABE Trademark (including but not limited to any TANABE-LICENSOR License Agreement or any other underlying agreement between TANABE and a TANABE Licensor).

(viii) As of the Effective Date, other than the patent and patent applications listed on Appendix A hereto, there are no patents or patent applications owned or controlled by TANABE, or owned or controlled by UBE or SENJU, in whole or in part, or licensed to TANABE under any TANABE-LICENSOR License Agreement, relating to the Product or the Compound or covering the Technical Information & Know-How with respect to the Territory. Each patent and patent application included in the Patent Rights as of the Effective Date is listed on Appendix A to this Agreement. TANABE shall promptly notify ISTA of any additional patents and patent applications included in the Patent Rights arising after the Effective Date during the term of this Agreement.

(ix) TANABE shall be responsible for complete performance of all obligations of its Affiliates and TANABE Licensees and TANABE Licensors imposed on them (directly or indirectly) by this Agreement.

(x) To the best knowledge of TANABE as of the Effective Date, TANABE’s license hereunder of the Patent Rights to ISTA are the only patent rights necessary for ISTA to develop, make, have made, use, offer to sell, sell import and otherwise commercialize the Product in the Territory as contemplated under the Agreement.

(xi) TANABE shall cooperate with ISTA and take any measures as requested by ISTA to the extent permissible under applicable law in order to secure ISTA’s exclusive license rights hereunder in the case that TANABE or TANABE Licensor is subject to bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings or other similar proceedings under the laws of Japan or any other applicable jurisdiction.

23.02 Except as expressly provided herein, nothing in this Agreement or any license pursuant to it shall be construed or implied as a representation or warranty by TANABE that the Patent Rights, the Technical Information & Know-How, or other invention, discovery, know-how, proprietary information or right licensed by TANABE hereunder are valid or that the commercialization of the Product or any other activities of ISTA under this Agreement shall not be an infringement of the rights of any Third Party including, but not limited to, patent, know-how, trade-secret, trademark or other intellectual property rights of Third Party.

23.03 TANABE shall diligently prosecute and/or maintain, at the expense of TANABE, the patents and patent applications included in the Patent Rights. In the event that TANABE is unable or unwilling to fully comply with the obligations set forth above, then ISTA may elect, by providing written notice to TANABE, to file and/or prosecute the patent applications and/or maintain the patents included in the Patent Rights in ISTA’s own name and on ISTA’s own behalf. In such event, TANABE shall reimburse ISTA for all costs and expenses incurred. During the term of this Agreement and upon request by ISTA, TANABE will provide ISTA with copies of patents and patent applications included in the Patent Rights (including patent office actions and amendments).

23.04 EXCEPT AS EXPRESSLY PROVIDED HEREIN, TANABE SHALL MAKE NO WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT MANUFACTURED AND/OR SOLD HEREUNDER INCLUDING WITHOUT LIMITATION ANY WARRANTY OF THE MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE OF THE PRODUCT SOLD BY ISTA.

23.05 NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF PROFITS OR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES RESULTING FROM THIS AGREEMENT.

23.06 ISTA represents, warrants, and covenants that:

(i) ISTA will comply with all applicable governmental laws and regulations relating to the development, manufacture, marketing, sale, distribution, promotion, and sales of the Product in the Territory.

(ii) ISTA has the full legal power, authority and right to enter into this Agreement, and to perform its obligations under this Agreement. Upon execution and delivery by ISTA, this Agreement will constitute a valid and binding agreement of ISTA enforceable in accordance with its terms.

(iii) ISTA shall use Reasonable Efforts to develop, obtain [        *        ] approval of and commercialize [            *            ] Product during the term hereof. Nothing herein shall constitute a guarantee or warranty of ISTA that it will obtain any U.S. FDA approval or other Governmental Approval of any Product(s) or that it will have any degree of success in the development or commercialization of any Product(s) in any country of the Territory, including without limitation the U.S.

(iv) ISTA shall be responsible for complete performance of all obligations of its Affiliates, ISTA Developers, ISTA Manufacturers, and ISTA Marketing Agents imposed on them (directly or indirectly) by this Agreement.

(v) ISTA makes no representation or warranty that the use by TANABE, its Affiliates, TANABE Licensees, or TANABE Licensors of any ISTA Sole Invention or TANABE-ISTA Joint Invention or other invention, discovery, know-how, proprietary information or right licensed by ISTA hereunder will not be an infringement of the rights of any Third Party including, but not limited to, patent, know-how, trade-secret, trademark or other intellectual property rights of Third Party.

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Article 24.    Termination

24.01 Either Party may terminate this Agreement at any time by giving notice to the other Party in the event:

(i) that the other Party materially defaults or is in breach of the performance of any material obligation imposed on it in this Agreement and such default is not remedied in all material respects within [            *            ] of receipt of written demand from the notifying Party to cure the default; or

(ii) that any of the following events occurs to the other Party and such event shall have continued for [            *            ] undismissed or undischarged;

(a) the Party is subject to a court proceeding for execution of creditor’s rights related to all or substantially all of its property, such as attachment, compulsory execution, request for auction or disposition, for failure generally to pay its creditors;

(b) the Party is subject to, or files for, commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings of its debts, special liquidation or other similar court proceeding;

(c) the Party is subject to suspension of payment to its creditors in general or otherwise becomes insolvent and fails to pay its creditors when due; or

(d) a petition is presented, or a meeting is convened for the purpose of considering a resolution, or other steps are taken, for making an administration liquidation order against or for the winding up of the Party or an administration liquidation order or a winding up order is made against or a liquidator is appointed with respect to the Party.

24.02 If ISTA decides, in its sole discretion, to give up the Development Activities due to the lack of effectiveness of the Product or, occurrence of serious and unexpected adverse event of the Product in the course of Development Activities, change in market, ISTA’s business or the Product’s prospects, or other good and valid reason, ISTA shall refer such ISTA’s decision to the JSC with the reasons for such decision in writing. The JSC shall meet and discuss in good faith whether such ISTA’s decision is based on a “good and valid reason” as described above, and if, after the discussion with JSC, ISTA still believes so, this Agreement shall be terminated with immediate effect or at any time as determined by the JSC (not exceeding [            *            ] thereafter).

24.03 If ISTA decides, in its sole discretion, and bona fide business judgment due to the lack of effectiveness of the Product or, occurrence of serious and unexpected adverse event of the Product, change in market, ISTA’s business or the Product’s prospects, or other good and valid reason, to give up pursuit of or maintain the Governmental Approval or the manufacture, sale or commercialization of the Product in the Territory, ISTA shall refer such ISTA’s decision to the JSC with the reasons for such decision in writing. The JSC shall meet and discuss in good faith whether such ISTA’s decision is based on a “good and valid reason” as described above, and if, after the discussion with JSC, ISTA still believes so, this Agreement shall be terminated with immediate effect or at any time as determined by the JSC (not exceeding [            *            ] thereafter).

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24.04 At any time within [            *            ], ISTA shall have the right to provide TANABE written notice of termination of this Agreement describing the reason for such termination and, [            *            ] after such notice, this Agreement shall be terminated.

24.05 If this Agreement is terminated by ISTA in accordance with Paragraph 24.01 through 24.04, or TANABE according to Paragraph 24.01, ISTA shall promptly (i) cease its Development Activity, manufacture and/or commercial activities, as the case may be, concerning the Product, and, at the option of Tanabe, destroy the Product then stocked by ISTA including the cost for such destruction, or may sell the remaining inventory of the Product, within [            *            ] after the termination thereof, provided, however, that if this Agreement is terminated by ISTA in accordance with Paragraph 24.01, ISTA will have such option and (ii) settle its obligation, if any, to pay any royalties or other payment due under this Agreement. Upon TANABE’s request, ISTA shall return to TANABE all the Technical Information & Know-How and remaining Compound provided by TANABE under this Agreement and shall assign to TANABE, without any compensation all of the rights, titles and interests pertaining to the Product including without limitation, all rights to Governmental Approval in the Territory.

24.06 In the event that (i) TANABE Licensor seeks to terminate TANABE-LICENSOR License Agreement due to TANABE’s breach or otherwise or (ii) TANABE assigns or makes any composition or sequestration of its assets for the benefit of its creditors, or assigns its rights hereunder partially or in their entirety to any Third Party, then prior to any termination of such TANABE-LICENSOR License Agreement, TANABE shall use its reasonable efforts to have such TANABE Licensor enter into a direct license with ISTA for the Patent Rights and Technical Information & Know-How in the Territory to allow ISTA exclusively to develop, make, have made, use, offer to sell, sell, import and otherwise commercialize the Product in the Territory. The terms of such direct license shall be agreed to between ISTA and such TANABE Licensor through a good faith discussion based on those terms as set forth in this Agreement (as amended from time to time), said direct license cannot, however, modify Article 2 [Grant], Article 3 [Term], Article 4 [Compound Supply to ISTA], Article 5 [Product Supply for TANABE Territory], Article 7 [Joint Steering Committee], Article 11 [Upfront and Milestone Payments], Article 12 [Royalties], Article 13 [Additional Annual Royalty Amount], Article 22 [New Invention or Discovery], and Article 24 [Termination] of this Agreement without ISTA’s consent. It is understood that some of TANABE’s obligations under this Agreement may not be obligations of such TANABE Licensor under such TANABE-LICENSOR License Agreement, and vice-versa. Provided, however, that notwithstanding anything else contrary hereof, ISTA acknowledges and agrees that such TANABE Licensor will be released from and not have the obligation to provide ISTA with the assistance in the Field even if such TANABE Licensor would be a party of this Agreement on behalf of TANABE under this Paragraph 24.06. In addition to the above, ISTA may also elect to perform TANABE’s obligation under such TANABE-LICENSOR License Agreement on TANABE’s behalf if ISTA deems it necessary to preserve its rights hereunder. In such case, TANABE shall cooperate with ISTA in order to avoid the termination of such TANABE-LICENSOR License Agreement and shall be responsible for any fees, expenses, damages or losses incurred by ISTA with respect to the foregoing.

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24.07 Expiration or termination of this Agreement shall not affect the rights and obligations of the Parties which are expressly intended to survive expiration or termination of the Agreement, and those rights and obligations set forth in Articles 3, 10, 15, 16, 18, 19, 20, 25, 26, and 29 and in Paragraphs 6.02, 21.02, 21.03, 22.01(iv), 22.02(iv), 23.02, 23.04, 23.05, 24.05, 24.06 and 24.07, and in Paragraphs 21.01 and 21.04 (to the extent with respect to TANABE Trademark).

Article 25.    Governing Laws and Arbitration

25.01 This Agreement shall be governed by and interpreted in accordance with the Laws of Japan.

25.02 All disputes, controversies or differences which may arise between the Parties hereto with respect to this Agreement or for the breach hereof shall be referred to and settled by arbitration in accordance with the Arbitration Rules of the International Chambers of Commerce (“Rules”) that are then currently in force by one or more arbitrators appointed under the Rules. Such arbitration hereunder shall proceed in the English language and shall be held in Japan if the arbitration is requested by ISTA and in Los Angeles, California, U.S.A. if the arbitration is requested by TANABE. The determination of the arbitration shall be final, binding and conclusive upon the Parties hereto. Notwithstanding anything herein to the contrary, the relevant cure periods for breach under this Agreement shall toll while either Party pursues resolution to a dispute through arbitration.

Article 26.    Notice

26.01 Any notice to be given to a Party under or in connection with this Agreement shall be in writing and shall be (i) personally delivered, (ii) delivered by a nationally recognized overnight courier, (iii) delivered by certified mail, postage prepaid, return receipt requested to the Party or (iv) delivered by facsimile transmission to the Party, at the address or facsimile number set forth below for such Party or such other address or facsimile number as a Party may from time to time designate by written notice to the other:

to TANABE:	to ISTA:

President Tanabe Seiyaku Co., Ltd. 2-10, Dosho-machi 3-chome Chuo-ku, Osaka, 541-8505 Japan Facsimile:	Chief Executive Officer ISTA Pharmaceuticals, Inc. 15295 Alton Parkway Irvine, CA 92618 U.S.A. Facsimile: (949) 789-7744

With copy to: Stradling Yocca Carlson & Rauth Attn: Robert C. Funsten 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660 U.S.A. Facsimile: (949) 725-4100

Any such notice shall be deemed to have been received by the addressee five (5) business days following the date of dispatch of the notice or other document by post or, where the notice or other document is sent by overnight courier, by hand or is given by facsimile, simultaneously with the transmission or delivery. To prove the giving of a notice or other document it shall be sufficient to show that it was dispatched.

Article 27.    Force Majeure

27.01 Neither Party hereto shall be liable for any failure to perform as required through this Agreement by reason of Force Majeure, to the extent such failure to perform is due to circumstances reasonably beyond the control of such Party, such as requisition or interference by any government, state or local authorities, war, strikes, lockout or other labor disputes, accident or breakdown in whole or in part of transportation or loading facility, other accidents, failure to secure required Governmental Approval, civil disorders or commotions, act of aggression, acts of God, energy or other conservation shortages, disease, or occurrences of a similar nature.

27.02 If and when any Party is hindered in its performance of its obligations under this Agreement by reason of Force Majeure, the performance of those obligations shall be suspended for the duration of, but not longer than, the continuance of such circumstances.

27.03 Either Party hereto whose performance of obligation has been hindered by reason of Force Majeure shall inform the other Party immediately, and shall use its commercially reasonable efforts to overcome the effect of the Force Majeure.

Article 28.    Non-Assignability

28.01 This Agreement is personal to the Parties hereto and shall not be assignable, transferable or saleable (including asset sale of solely that Party’s rights in the Agreement) to any Third Party by either Party, without the prior express written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that no such consent shall be required from TANABE if ISTA or ISTA’s business is merged or acquired by a Third Party by way of merger, consolidation or sale of all or substantially all of its assets or other ISTA Change in Control and TANABE is given written notice thereof at least [ * ] in advance of the closing thereof.

Article 29.    Authentic Text

29.01 This Text of this Agreement in the English language shall be the authentic text, and any text in another language, even if such text is made by translation of this Text of this Agreement or prepared by any of the Parties hereto for any purpose, shall have no meaning for any purpose between the Parties hereto.

Article 30.    Entire Agreement

30.01 Confidential Disclosure Agreement shall be replaced by this Agreement as of the Effective Date so that Confidential Disclosure Agreement shall terminate simultaneously.

30.02 This Agreement shall constitute the entire agreement between the Parties hereto concerning the subject matter hereof and shall supersede any other agreements, whether oral or written, express or implied, and may not be changed or modified or revised except as specifically agreed upon by the Parties hereto in a written document bearing the respective signatures of the authorized officers.

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

Article 31.    Separability

31.01 Even in the event that any portion of this Agreement shall be held illegal, void, ineffective or unenforceable, the remaining portion shall remain in full force and effect.

31.02 If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, such terms and provisions shall be deemed inoperative to the extent they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

31.03 In the event that the terms and conditions of this Agreement are materially altered as a result of the provision in Paragraph 31.02, the Parties will re-negotiate the terms and conditions of this Agreement to resolve any inequities.

Article 32.    Parties in Interest

32.01 Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

Article 33.    Independent Contractor Status, No Agency

33.01 TANABE’s and ISTA’s activities hereunder shall be conducted as independent contractors and no agency relationship shall exist between the Parties.

IN WITNESS WHEREOF, TANABE and ISTA have caused this Agreement to be executed in duplicate counterparts by their duly authorized officers, each fully executed copy hereof to be deemed as original, as of the Effective Date.

TANABE:		ISTA:

Tanabe Seiyaku Co., Ltd.		ISTA Pharmaceuticals, Inc.

signature:	/s/ Natsuki Hayama	signature:	/s/ Vicente Anido, Jr., Ph.D.
name:	Natsuki Hayama	name:	Vicente Anido, Jr., Ph.D.
title:	President Representative Director, CEO	title:	Chief Executive Officer

Attached Documents:
APPENDIX A:
Patent Rights

APPENDIX A

Patent Rights

Country	Application #/ Filing Date	Patent #/ Patent Date	Assignee(s)	Title
USA	325,306 1989/03/16	4,929,618 1990/05/29	Ube Industries, Ltd.	Piperdine and Piperazine Derivatives and Antihistaminic Pharmaceutical Compositions Containing the Same

USA	09/331,792* 1997/12/25	6,307,052B1 2001/10/23	Ube Industries, Ltd. Tanabe Seiyaku Co. Ltd.	Acid Addition Salts of Optically Active Piperidine Compound and Process for Producing the Same

USA	09/949,809 2001/09/12	6,780,877B2 2004/08/04	Ube Industries, Ltd. Tanabe Seiyaku Co. Ltd.	Acid-Addition Salt of Optically Active Piperdine Compound and Process for Preparing the Same

[***]	[***]		[***]	[***]

CA	594,067 1989/03/17	1,340,207 1998/12/15	Ube Industries, Ltd.	Piperidine and Piperazine Derivatives, Process for the Same and Pharmaceutical Compositions Containing the Same

CA	2,275,987* 1997/12/25		Tanabe Seiyaku Co. Ltd. Ube Industries, Ltd.	Acid-Addition Salts of Optically Active Piperidine Compound and Process for Producing the Same

MX	996,064 1997/12/25	215,271* 2003/07/16	Tanabe Seiyaku Co. Ltd. Ube Industries, Ltd.	Acid-Addition Salts of Optically Active Piperidine Compound and Process for Producing the Same

*	PCT filed 1997/12/25 (PCT/JP97/04826, PCT Pub. No.: WO98/29409)

**	PCT filed 2003/07/30 (PCT/JP03/09713, PCT Pub. No.: WO2004/011001)

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION